AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON JUNE 2, 2000

                                                           REGISTRATION NO. 333-
================================================================================

                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                  -------------

                                    FORM S-3
                             REGISTRATION STATEMENT
                        UNDER THE SECURITIES ACT OF 1933

                                  -------------

                          HOMETOWN AUTO RETAILERS, INC.
             (Exact Name of Registrant as Specified in Its Charter)

          Delaware                                              06-1501703
(State or Other Jurisdiction                                (I.R.S. Employer
    of Incorporation or                                      Identification
        Organization)                                            Number)

                              774 Straits Turnpike
                          Watertown, Connecticut 06795
                                 (860) 945-6900
               (Address, Including Zip Code, and Telephone Number,
             Including Area Code, of Registrant's Executive Offices)

                          -----------------------------

                                  Corey Shaker
                      President and Chief Operating Officer
                          Hometown Auto Retailers, Inc.
                              774 Straits Turnpike
                          Watertown, Connecticut 06795
                                 (860) 945-6900

            (Name, Address, Including Zip Code, and Telephone Number,
                   Including Area Code, of Agent for Service)

                  Please send copies of all correspondence to:

                            Stephen A. Zelnick, Esq.
                       Morse, Zelnick, Rose & Lander, LLP
                           450 Park Avenue, Suite 902
                          New York, New York 10022-2605
                          Telephone No. (212) 838-8040
                             Fax No. (212) 838-9190

    Approximate date of commencement of proposed sale to the public: As soon as practicable after the Registration Statement becomes effective.

                              --------------------

      If the only securities being registered on this Form are to be offered pursuant to dividend or interest reinvestment plans, please check the following box |_|.

      If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box |X|.

      If this form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering |_|.

      If this form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering |_|.

      If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box |_|.

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                         CALCULATION OF REGISTRATION FEE

========================================================================================
 Title of Shares      Amount To Be     Proposed        Proposed            Amount Of
 To Be Registered      Registered      Maximum          Maximum         Registration Fee
                                       Offering    Aggregate Offering
                                      Price Per        Price(1)
                                       Share(1)
Class A Common Stock
$.001 par value per
share                    15,000        $3.2656          $48,984             $12.93

=========================================================================================

(1) Estimated solely for purposes of calculating the registration fee pursuant to Rule 457. Pursuant to Rule 457(c), based upon the average of the high and low sales prices of the Common Stock on the Nasdaq National Market on May 31, 2000 of $3.2656.

      The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933, as amended, or until this Registration Statement shall become effective on such date as the Commission, acting pursuant to said
Section 8(a), may determine.

================================================================================

PROSPECTUS

                                  15,000 Shares
                          HOMETOWN AUTO RETAILERS, INC.
                 Class A Common Stock, $.001 Par Value per share
                                ----------------

      This Prospectus relates to the public offering of shares of Class A common stock (the "Shares") of Hometown Auto Retailers, Inc. ("Hometown") which may be offered by certain shareholders (the "Selling Shareholders"). The Shares may be offered from time to time in transactions on the Nasdaq National Market ("Nasdaq"), in negotiated transactions not on the Nasdaq, or a combination of such methods of sale, at fixed prices which may be changed, at market prices prevailing at the time of sale, at prices relating to prevailing market prices or at negotiated prices. The Selling Shareholders may effect such transactions by selling the Shares to or through broker/dealers, and such broker/dealers may receive compensation in the form of discounts, concessions or commissions from the Selling Shareholders and/or the purchasers of the Shares for whom such broker/dealers may act as agents or to whom they sell as principals, or both (which compensation as to a particular broker/dealer might be in excess of customary commissions). To the extent required, information regarding the specific Shares to be offered and sold, the names of the Selling Shareholders, the public offering price, the names of any such broker/dealer or agent and any applicable commissions or discount with respect to any particular offer is set forth herein or will be set forth in an accompanying Prospectus supplement. See "Plan of Distribution."

      None of the proceeds from the sale of the Shares by the Selling Shareholders will be received by Hometown.

                        ---------------------------------

      See "Investment Considerations" on page 5 hereof for a discussion of certain factors that should be considered by prospective purchasers of the Shares.

                        ---------------------------------

      On May 19, 2000 the closing sale price of the Shares on the Nasdaq was $3.8125 per share. The Shares are listed on the Nasdaq under the symbol "HCAR."

                     --------------------------------------

      The Selling Shareholders and any broker/dealers or agents that participate with the Selling Shareholders in the distribution of the shares may be deemed to be "underwriters" within the meaning of Section 2(ii) of the Securities Act of 1933, as amended (the "Securities Act"), and any commissions received by them and any profit on the resale of the Shares purchased by them may be deemed to be underwriting commissions or discounts under the Securities Act.

                         ------------------------------

            THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY
               THE SECURITIES AND EXCHANGE COMMISSION NOR HAS THE COMMISSION PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY
                             IS A CRIMINAL OFFENSE.

                  The date of this Prospectus is June 2, 2000.

NO PERSON HAS BEEN AUTHORIZED TO GIVE ANY INFORMATION OR TO MAKE ANY REPRESENTATIONS OTHER THAN THOSE CONTAINED IN THIS PROSPECTUS IN CONNECTION WITH THE OFFERING MADE HEREBY, AND, IF GIVEN OR MADE, SUCH INFORMATION OR REPRESENTATIONS MUST NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED BY HOMETOWN OR BY ANY OTHER PERSON. NEITHER THE DELIVERY OF THIS PROSPECTUS NOR ANY SALE MADE HEREUNDER SHALL, UNDER ANY CIRCUMSTANCES, CREATE ANY IMPLICATION THAT INFORMATION HEREIN IS CORRECT AS OF ANY TIME SUBSEQUENT TO THE DATE HEREOF. THIS PROSPECTUS DOES NOT CONSTITUTE AN OFFER TO SELL OR A SOLICITATION OF AN OFFER TO BUY THE SHARES TO ANY PERSON OR BY ANYONE IN ANY JURISDICTION IN WHICH SUCH OFFER OR SOLICITATION MAY NOT LAWFULLY BE MADE.

                              AVAILABLE INFORMATION

      HOMETOWN is subject to the informational and reporting requirements of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), and, in accordance therewith, files reports, proxy statements and other information with the Securities and Exchange Commission (the "Commission"). Such reports, proxy statements and other information filed with the Commission by Hometown may be inspected and copied at the public reference facilities maintained by the Commission at its principal offices at Judiciary Plaza, 450 Fifth Street, N.W., Washington, D.C. 20549, and at the Commission's regional offices located at Citicorp Center, 500 West Madison Street, Suite 1400, Chicago, Illinois 60661-2511, and 7 World Trade Center, Suite 1300, New York, New York 10048. Such reports, proxy statements and other information may also be obtained from the web site that the Commission maintains at http://www.sec.gov. Copies of these materials can also be obtained at prescribed rates from the Public Reference Section of the Commission at its principal offices in Washington, D.C., set forth above. Additional information with respect to this offering may be provided in the future by means of supplements or "stickers" to the Prospectus.

      The Class A Common Shares of Hometown are listed on the Nasdaq, and in accordance therewith, annual and quarterly reports, proxy statements and other information concerning Hometown may be inspected at the Nasdaq.

      Hometown has filed a Registration Statement on Form S-3 (including all amendments and supplements thereto, the "Registration Statement") with the Commission under the Securities Act with respect to the Shares offered hereby. This Prospectus, which forms a part of the Registration Statement, does not contain all of the information set forth in the Registration Statement and the Exhibits filed therewith, certain parts of which have been omitted in accordance with the rules and regulations of the Commission. Statements contained herein concerning the provisions of such documents are not necessarily complete and, in each instance, reference is made to the Registration Statement or to the copy of such document filed as an Exhibit to the Registration Statement or otherwise filed with the Commission. Each such statement is qualified in its entirety by such reference. Copies of the Registration Statement and the Exhibits thereto can be obtained upon payment of a fee prescribed by the Commission or may be inspected free of charge at the public reference facilities and regional offices referred to above.

                           REPORTS TO SECURITY HOLDERS

      Hometown intends to furnish to its shareholders annual reports containing audited financial statements and quarterly reports for the first three quarters of each fiscal year containing unaudited interim financial information. In addition, Hometown is required to file periodic reports on Forms 8-K, 10-Q and 10-K with the Commission and make such reports available to its shareholders.

                 INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

      The following documents filed by HOMETOWN with the Commission are incorporated in this Prospectus by reference:

      (1) Hometown's Quarterly Report on Form 10-Q, for the fiscal quarter ended March 31, 2000 filed pursuant to the Exchange Act;

      (2) Hometown's Annual Report on Form 10-K for the fiscal year ended December 31, 1999 filed pursuant to the Exchange Act;


      Each document filed subsequent to the date of this Prospectus pursuant to
Section 13(a), 13(c), 14 or 15(d) of the Exchange Act prior to the termination of this offering shall be deemed to be incorporated in this Prospectus by reference and to be a part hereof from the date of the filing of such documents. Any statement contained in a document incorporated or deemed to be incorporated herein by reference shall be deemed to be modified or superseded for purposes of this Prospectus to the extent that a statement contained herein or in any other subsequently filed document which also is or is deemed to be incorporated by reference herein modifies or supersedes such statement.

      Hometown will provide without charge to each person, including any beneficial owner, to whom a copy of this Prospectus is delivered, upon the written or oral request of any such person, a copy of any document incorporated by reference in this Prospectus (other than exhibits unless such exhibits are specifically incorporated by reference in such documents). Requests should be directed to Hometown Auto Retailers, Inc., 774 Straits Turnpike, Watertown, Connecticut 06795, (860) 945-6900, Attention: Corey Shaker, President and Chief Operating Officer.

                                   THE COMPANY

      Hometown was incorporated in Delaware on June 5, 1997. Its principal executive office is located at 774 Straits Turnpike, Watertown, Connecticut 06795, telephone number (860) 945-6900.

                            INVESTMENT CONSIDERATIONS

      Prospective investors should carefully consider the following matters relating to the business of Hometown and the securities offered hereby.

      Until the closing of its initial public offering on July 31, 1998.Hometown Auto Retailers, Inc. conducted no operations under its own name and all revenues were generated by its predecessor companies. On July 31, 1998, four corporations (the "Core Operating Companies") operating six dealerships, a collision repair center and a factory authorized free standing service center were acquired in Exchange for 3,760,000 shares of Class B Common Stock (the "Exchange") and three additional dealerships were acquired for cash (the "Acquisitions"). In 1999,the Company also acquired free standing Lincoln Mercury and Toyota dealerships and added both a Mazda and a Jeep dealership to existing locations (collectively the "Further Acquisitions"). References herein to the "Company" or "Hometown" mean Hometown Auto Retailers, Inc., its predecessor companies and subsidiaries after giving effect to the foregoing transactions. Unless otherwise indicated, all share, per share and financial information set forth herein has been adjusted retroactively to give effect to (i) a 12,000-for-1 stock split in July 1998 and,
(ii) the issuance of 3,760,000 shares of Class B Common Stock in the Exchange.

               CERTAIN FACTORS THAT MAY AFFECT GROWTH AND PROFITS

The following factors may affect the growth or profits of the Company and should be considered by any prospective purchaser of the Company's securities:

Absence of Combined Operating History

      Until July 31, 1998 the Company conducted no combined or coordinated operations other than in connection with the Exchange, the Acquisitions and its initial public offering. The Core Operating Companies have been operated and managed as separate independent entities and the Company's future operating results will depend, in part, on its ability to integrate operations and manage the combined enterprise. The management group that will lead the Company has been formed only recently and there can be no assurance that it will be able to effectively and profitably integrate the Core Operating Companies, the Acquisitions, the Further Acquisitions and any future acquisitions, or to effectively manage the combined entity. The inability of the Company to do so could have a material adverse effect on its business, financial condition and results of operations.

Dependence on Automobile Manufacturers

      The Company is significantly dependent upon its relationships with, and the success of, certain Manufacturers. For the year ended December 31, 1999,Ford Motor, Toyota Motor and Chrysler accounted for 56.5 %, 28.0%, and 10.6% of the new vehicle sales revenues of the Company, respectively. The Company may become dependent on additional manufacturers in the future as a result of its acquisition strategy and changes in the Company's sales mix.

      The Company also is dependent upon its Manufacturers to provide it with an inventory of new vehicles. The most popular vehicles tend to provide the Company with the highest profit margins and are frequently the most difficult to obtain from the Manufacturers. In order to obtain sufficient numbers of these vehicles, the Company may be required to purchase a larger number of less marketable makes and models than it would otherwise purchase. Sales of less desirable makes and models may result in lower profit margins than sales of the more popular vehicles. If the Company were to be unable to obtain sufficient quantities of the most popular makes and models, its profitability could be adversely affected.

      The success of each of the Company's franchises is also dependent to a great extent on the success of the respective Manufacturer, including its financial condition, marketing, vehicle demand, production capabilities and management. Events such as labor strikes or negative publicity concerning a particular Manufacturer, including safety recalls of a particular vehicle model, could adversely affect the Company. The Company has attempted to lessen its dependence on any one Manufacturer by obtaining agreements with a number of different domestic and foreign automobile manufacturers.

Lack of Exclusive Market Area

      The Company's franchise and dealership agreements with its Manufacturers do not give the Company the exclusive right to sell any Manufacturer's product within any given geographical area. Accordingly, a Manufacturer could grant a franchise to another dealer to start a new dealership in proximity to one or more of the Company's locations or an existing dealer could move its dealership to a location which would be directly competitive with the Company. Although under Connecticut and New Jersey law a manufacturer is prohibited from establishing a new dealership, or authorizing the relocation of an existing dealership, to a location within 14 miles (8 miles in New Jersey under certain circumstances) of a pre-existing dealership holding a franchise to sell the same brand, depending upon the dealership involved, such an event could have a material adverse effect on the Company and its operations.

Failure to Meet Loan Agreement Covenants at Year End and at end of 1st Quarter 2000

      Net income for 1999 was $0.8 million or $0.13 per diluted share versus $2.3 million or $0.39 per diluted share (Pro Forma) for 1998. Further, due to rail transportation delays, in-transit inventory levels increased and inventory reached $51.0 million by year-end. As a result of Hometown's earnings decline from plan and its excess inventory, Hometown failed to comply with four covenants in its loan agreement with General Electric Capital Corporation ("GE") as of December 31, 1999. The Company's consolidated EBIDTA at year end was $4,775,000 compared to the covenant of $8,810,000. The interest coverage and the debt service coverage of the borrowers, as defined in the loan agreement, was
1.58 to 1 and 1.38 to 1 compared to the covenants of 2.5 to 1 and 2.0 to 1, respectively. Additionally the current ratio of the specified borrowers, as defined in the loan agreement, was 1.05 to 1 compared to the covenant of 1.1 to
1. GE waived these events of default as of December 31, 1999.

      Hometown failed to comply with those covenants as of March 31, 2000. The current ratio for the "specified borrowers" loan was 1.05 to 1 compared to the covenant of 1.2 to 1, and the debt service ratio for the borrowers loan was 2.21 to 1 as compared to the covenant of 2.5 to 1. GE waived these events of default as of March 31, 2000. There can be no assurance that the Company will not be in violation of these or any other covenants in the loan agreement at June 30, 2000 or at any time thereafter. There can be no assurance that GE will grant any waiver if an event of default occurs in the future. Upon the occurrence of an event of default under its loan agreement with GE, not cured by the Company, it may be forced to pay the outstanding balance under its loan agreement, seek alternative sources of financing to the extent available, and/or substantially curtail operations.

Manufacturers' Control over Dealerships

      The dealerships operated by the Company sell cars and light trucks pursuant to franchise or dealership agreements with Ford Motor, GM, Toyota Motor, Chrysler, Mazda and American Isuzu. Through the terms and conditions of these agreements, such Manufacturers exert considerable influence over the operations of the Company's dealerships. Each of these agreements includes provisions for the termination or non-renewal of the manufacturer-dealer relationship for a variety of causes including any unapproved change of ownership or management and other material breaches of the franchise agreement.

      To its knowledge, the Company has, to date, complied with its dealership agreements. There can be no assurance, however, that the Company will not from time to time fail to comply with particular provisions of some or all of these agreements. Although such agreements generally afford the Company a reasonable opportunity to cure violations, if a Manufacturer were to terminate or decline to renew one or more of the Company's significant agreements, such action could have a material adverse effect on the Company and its business.

Dependence on Acquisitions for Growth

      The Company's future growth and financial success will be dependent upon a number of factors including, among others, the Company's ability to identify acceptable acquisition candidates, consummate the acquisition of such dealerships on terms that are favorable to the Company, obtain the consent of applicable automobile manufacturers, acquire and retain or hire and train professional management and sales personnel at each such acquired dealership and promptly and profitably integrate the acquired operations into the Company. The Company may acquire dealerships with net profit margins which are materially lower than the Company's historical average net profit margin. No assurance can be given that the Company will be able to improve the profitability of any such acquired dealerships. To manage its expansion, the Company intends to evaluate on an ongoing basis the adequacy of its existing systems and procedures, including, among others, its financial and reporting control systems, data processing systems and management structure. However, no assurance can be given that the Company will adequately anticipate all of the demands its growth will impose on such systems, procedures and structure. Any failure to adequately anticipate and respond to such demands could have a material adverse effect on the Company.

      Acquisitions of additional dealerships will require substantial capital investment and could have a significant impact on the Company's financial position and operating results. Any such acquisitions may involve the use of cash or the issuance of additional debt or equity securities which could have a dilutive effect on the then outstanding capital stock of the Company. Acquisitions may also result in the accumulation of substantial goodwill and intangible assets which would result in amortization charges to the Company and adversely affect future earnings.

Manufacturers' Restrictions on Existing and Future Acquisitions

      As a condition to granting their consent to the Exchange and the Acquisitions, the Manufacturers have imposed certain restrictions on the Company. Further, the consents from Ford Motor and Chrysler were subject to conditions subsequent with respect to the submission by the Company of supporting documents of the type generally contained in new dealer appointment packages and such Manufacturer's approval thereof. The Company believes that such conditions subsequent were either satisfied or waived. The Manufacturers' consents include restriction on: (i) the acquisition of more than a specified percentage of the Common Stock (20% in the case of GM and Toyota Motor and 50%in the case of Ford Motor) by any one person who in the opinion of the Manufacturer is unqualified to own a dealership of such Manufacturer or has interests incompatible with the Manufacturer, (ii) certain material changes in the Company or extraordinary corporate transactions such as an acquisition, merger or sale of a material amount of assets; (iii) a change in the general manager of a dealership without the consent of the applicable Manufacturer; (iv) the use of dealership facilities to sell or service new vehicles of other Manufacturers;
(v) in the case of GM, the advertising or marketing of non-GM operations with GM operations; (vi) in the case of GM, any change in control of the Company's Board of Directors; and (vii) in the case of Ford Motor, any change in greater than 50% of the Company's Board of Directors or management. The Company believes it has approached two percent of Lincoln/Mercury retail sales in Connecticut and New Jersey and two percent of Ford retail sales in Connecticut. Because retail sales numbers are constantly changing this number is also subject to change. All of the Company's Lincoln/Mercury and Ford dealerships operate in markets having three or less Ford or Lincoln/Mercury authorized dealerships and the Company does not operate in any markets having four or more authorized Ford or Lincoln dealerships. Notwithstanding the numerical limitations on the acquisition of additional Lincoln/Mercury and Ford dealerships in certain of the Company's existing market areas, the Company believes that Ford Motor will be cooperative in the Company's attempts to acquire additional dealerships in both these and other market areas, but there can be no assurance that this will be the case. If the Company is unable to comply with the foregoing restrictions, the Manufacturer may require the Company to sell the assets of the dealerships to the Manufacturer or to a third party acceptable to the Manufacturer, or to terminate the dealership agreements with the Manufacturer.

      It may be anticipated that obtaining Manufacturer's consent will also be a prerequisite to any future acquisitions which the Company will seek to consummate. Various Manufacturers have set limits on the number of dealerships carrying their brand which may be owned by one dealer group (or company) nationally or in specified market areas or which may be acquired within specified time periods.

      In the case of Ford Motor Company, the Company may not acquire more than two Ford and two Lincoln Mercury Dealerships during the first 12-month period after execution of the Dealer Sales and Service Agreement and thereafter may not acquire an additional dealership unless and until the Company's Ford and Lincoln Mercury dealerships, as the case may be, are meeting Ford's performance criteria. Additionally, the Company may not: (a) acquire an additional Ford or Lincoln Mercury dealership, as the case may be, if the Company would then own or control authorized Ford or Lincoln Mercury dealerships with total retail sales of new vehicles for the preceding calendar year of more than 2% of the total Ford or Lincoln Mercury, as the case may be, retail sales volume in the United States or more than 2% of the total Ford or Lincoln Mercury retail sales volume in any state; or (b) acquire an additional Ford or Lincoln Mercury dealership, as the case may be, if the Company would own or control more than one authorized dealership in those market areas (defined by Ford) having three or less Ford or Lincoln Mercury authorized dealerships in them or acquire more than 25% of the Ford or Lincoln Mercury authorized dealerships in a market area having four or more authorized Ford or Lincoln Mercury dealerships in them.

      In the case of Toyota Motor Sales, U.S.A., Inc., the Company may not: (a) acquire greater than a specified number of dealerships per region (e.g. four in the Boston region and five in the New York region); (b) acquire the greater of one or 20% of the Toyota dealerships in any metro market (as defined by Toyota);(c) own or control dealerships in contiguous market areas; or (d) acquire Toyota dealerships more frequently than every nine months.

      In the case of General Motors, provided that the Company meets certain managerial requirements, the Company may acquire up to five General Motor dealerships during the period ending 24 months after the effective date of the dealer sales and service agreement.

      Certain state laws, however, limit the ability of automobile manufacturers to reject proposed transfers of dealerships, notwithstanding the terms of any dealership agreement. The loss of one or more of the Company's dealership agreements could have a material adverse effect on the Company's business, financial condition and results of operations.

Risks Related to Acquisition Financing; Future Capital Requirements

      The Company currently intends to finance future acquisitions by issuing shares of Class A Common Stock as full or partial consideration for acquired dealerships. The issuance of additional shares of Class A Common Stock may be dilutive to the Company's future earnings per share. In addition, the extent to which the Company will be able or willing to issue Class A Common Stock for acquisitions will depend on the then current market value of the Class A Common Stock and the willingness of potential acquisition candidates to accept shares of that stock as part of the consideration for the sale of their businesses. To the extent that the Company is unable or unwilling to do so, the Company may be required to use available cash or proceeds from debt or equity financings. However, no assurance can be given that existing resources will be sufficient to fund the Company's acquisition program and other cash needs or that the Company will be able to obtain adequate additional capital from other sources for either such purposes.

Risks Relating to Failure to Meet Manufacturer CSI Scores

      Many manufacturers attempt to measure customers' satisfaction with automobile dealerships through a CSI, or customer satisfaction index, rating system. These manufacturers may use a dealership's CSI scores as a factor in evaluating applications for additional dealership acquisitions and participation by a dealership in incentive programs. The dealerships operated by the Core Operating Companies have historically exceeded their Manufacturers' CSI standards. However, there can be no assurance that either the Company dealerships, Acquisitions and Further Acquisitions operated by members of the Core Operating Companies or other subsequently acquired dealerships will continue to meet such standards. Moreover, from time to time, the components of the various Manufacturer CSI scores have been modified and there is no assurance that such components will not be further modified or replaced by different systems in the future which make it more difficult for key Company dealerships to meet such standards.

Substantial Competition

      The automotive retailing industry is highly competitive with respect to price, service, location and assortment. The Company competes with automobile dealerships (including public franchised dealership consolidators), private market buyers and sellers of used vehicles, used vehicle dealerships, service center chains, independent service and repair shops and financing and insurance ("F&I") operations. In the sale of new vehicles, the Company competes with other franchised dealers. The Company does not have any cost advantage in purchasing new vehicles from the Manufacturers, and typically will rely on advertising, merchandising, sales expertise, service reputation and location of its dealerships to sell new vehicles. In recent years, the Company has also faced competition from non-traditional sources such as companies that sell automobiles on the Internet, automobile rental agencies, independent leasing companies, used-car "superstores" and price clubs associated with established consumer agencies such as the American Automobile Association, some of which use non-traditional sales techniques such as one-price shopping. In addition, Ford Motor has announced that it is exploring the possibility of going into business with some of its dealers to create automotive superstores in selected markets. In furtherance of this plan, Ford Motor announced in mid-1998, a proposed joint venture with Republic Industries under which Ford Motor would acquire a 51%interest and Republic Industries a 49% interest in a joint venture entity that will acquire one Lincoln Mercury and eight Ford dealerships in the Rochester, New York area to create a retail network. The dealerships would be operated by Republic Industries. Some of these recent market entrants may have greater financial, marketing and personnel resources and/or lower overhead or sales costs than the Company. In the parts and service area, the Company also competes with a number of regional or national chains which offer selected parts and services at prices that may be lower than the Company's prices. In addition, there can be no assurance that the Company's strategy will be more effective than the strategies of its competitors.

Goodwill

      The Company's balance sheet at December 31, 1999 includes an amount designated as "goodwill" that represents 25.2% of assets and 79.2% of stockholders' equity.

      Goodwill arises when an acquirer pays more for a business than the fair value of the tangible and separately measurable intangible net assets. Generally Accepted Accounting Principles requires that this and all other intangible assets be amortized over the period benefited. Management has determined that period to be no less than 40 years.

      If management were not to separately recognize a material intangible asset having a benefit period less than 40 years, or were not to give effect to shorter benefit periods of factors giving rise to a material portion of the goodwill, earnings reported in periods immediately following an acquisition would be overstated. In later years, the Company would be burdened by a continuing charge against earnings without the associated benefit to income valued by management in arriving at the consideration paid for the business. Earnings in later years could be significantly affected if management determined then that the remaining balance of goodwill was impaired. Management has reviewed all of the factors and related future cash flows which it considered in arriving at the amount incurred to acquire each of the founding companies. Management concluded that the anticipated future cash flows associated with intangible assets recognized in the acquisitions will continue indefinitely, and there is no persuasive evidence that any material portion will dissipate over a period shorter than 40 years.

Mature Industry

      The United States automobile dealership industry generally is considered a mature industry in which minimal growth is expected in unit sales of new vehicles. As a consequence, growth in the Company's revenues and earnings are likely to be significantly affected by the Company's success in acquiring and integrating dealerships and the pace and size of such acquisitions.

Cyclical Nature of Automobile Sales

      Sales of motor vehicles, particularly new vehicles, historically have been subject to substantial cyclical variation characterized by oversupply and weak demand. The Company believes that the industry is affected by many factors, including general economic conditions, consumer confidence, the level of personal discretionary spending, interest rates and credit availability. There can be no assurance that the industry will not experience sustained periods of decline in vehicle sales, particularly new vehicle sales, in the future. Any such decline could have a material adverse effect on the Company. The Company believes that new vehicle sales in North America will be at levels increasingly higher than 1997 in the years 2000 through 2002. The Company does not believe that future expected sales levels through 2002 will have a negative impact on its business. During the past five years the Company's sales of new and used vehicles have not been materially affected by overall industry levels of vehicle sales but have been more significantly affected by the timing of introduction of new models by particular Manufacturers and changes in consumer preferences for particular brands or models.

Seasonality; Variability of Quarterly Operating Results

      The automobile industry is subject to seasonal variations in revenues. Demand for cars and light trucks is generally lower during the winter months than in other seasons, particularly in regions of the United States where the Company is located which are associated with harsh winters. Accordingly, the Company expects its revenues and operating results to be generally lower in its first and fourth quarters than in its second and third quarters.

Imported Products

      A significant portion of the Company's new vehicle business will involve the sale of vehicles, parts or vehicles composed of parts that are manufactured outside the United States. As a result, the Company's operations will be subject to customary risks of importing merchandise, including fluctuations in the value of currencies, import duties, exchange controls, trade restrictions, work stoppages and general political and economic conditions in foreign countries. The United States or the countries from which the Company's products are imported may, from time to time, impose new quotas, duties, tariffs or other restrictions, or adjust presently prevailing quotas, duties or tariffs, which could affect the Company's operations and its ability to purchase imported vehicles and/or parts.

Government Regulations and Environmental Matters

      The Company is subject to a wide range of federal, state and local laws and regulations which are administered by various federal, state and local regulatory agencies, such as local licensing requirements, consumer protection laws and environmental requirements governing, among other things, discharges to the air and water, the storage of petroleum substances and chemicals, the handling and disposal of wastes, and the remediation of contamination arising from spills and releases. The violation of these laws and regulations could result in civil and criminal penalties being levied against the Company or in a cease and desist order against operations that are not in compliance. Future acquisitions by the Company may also be subject to governmental regulation, including antitrust reviews. The Company believes that the Core Operating Companies substantially comply with all applicable laws and regulations relating to its business, but future laws and regulations may be more stringent and require the Company to incur significant additional costs. The failure to satisfy current or future regulatory requirements could have a material adverse effect on the operations and financial condition of the Company.

Concentration of Voting Power; Anti-Takeover Provisions

      The former stockholders of the Core Operating Companies and their donees own all of the Class B Common Stock, which entitles them to ten votes for each share held, while holders of Class A Common Stock, are entitled to one vote per share held. Consequently, such holders of the Class B Common Stock, who own 61.7% of the Company's outstanding Common Stock of all classes, will control 94.2% of the aggregate number of votes eligible to be cast by stockholders for the election of directors and certain other stockholder actions, and will be in a position to control the policies and operations of the Company. In addition, the holders of the Class B Common Stock have entered into a stockholders' agreement obligating them, for a five-year period, to vote for Salvatore A. Vergopia, Joseph Shaker, William C. Muller Jr., Corey Shaker, Edward A. Vergopia and James Christ as members of the Company's Board of Directors. The executive officers and directors of the Company control 54.8% of the aggregate number of votes eligible to be cast by stockholders for the election of directors and certain other stockholder actions, and will be in a position to control the policies and operations of the Company. Accordingly, absent a significant increase in the number of shares of Class A Common Stock outstanding or conversion of Class B Common Stock into Class A Common Stock, the holders of shares of Class B Common Stock will be entitled, for the foreseeable future, to elect all members of the Board of Directors and control all matters subject to stockholder approval.

      The Delaware General Corporation Law requires super-majority voting thresholds to approve certain "business combinations" between interested stockholders and the Company which may render more difficult or tend to discourage attempts to acquire the Company. In addition, the Company's Board of Directors has the authority to issue shares of preferred stock ("Preferred Stock"), of which 2,000,000 are currently authorized, in one or more series and to fix the rights and preferences of the shares of any such series without stockholder approval. Any series of Preferred Stock is likely to be senior to all classes of Common Stock of the Company with respect to dividends, liquidation rights and, possibly, voting rights. The ability to issue Preferred Stock could also have the effect of discouraging unsolicited acquisition proposals, thus affecting the market price of the Common Stock and preventing stockholders from obtaining any premium which might otherwise be offered by a potential buyer. In addition, certain of the Company's dealer agreements will prohibit the acquisition of more than a specified percentage of the Common Stock without the consent of the relevant Manufacturers.

Possible Volatility of Price

      The market price of the Class A Common Stock could be subject to wide fluctuations in response to a number of factors, including quarterly variations of operating results, investor perceptions of the Company and automotive retailing industry and general economic and other conditions.

                              SELLING SHAREHOLDERS

      The following table shows the names of the Selling Shareholders, the Shares owned beneficially by each of them, as of May 22, 2000, the number of Shares that may be offered by each of them pursuant to this Prospectus and the number of Shares and percentage of outstanding Shares to be owned by each of them after the completion of this Offering, assuming all of the Shares being offered are sold. None of the Selling Shareholders, except as indicated, was an officer or director of the Company or, to the knowledge of the Company, had any material relationship with the Company within the past three years.

                                                      Number of     Percentage
                            Number of   Number of    Shares Owned    of Shares
                             Shares    Shares that     After the    Owned After
   Selling Shareholders      Owned     May Be Sold     Offering     the Offering
   --------------------      -----     -----------     --------     ------------
National Financial
Communications Corp.        15,000(1)      7,500          7,500          (2)

Robert Marks Co. Inc.       15,000(1)      7,500          7,500          (2)

-------------------------

1. On the date hereof, National Financial Communications Corp. ("NFC") is in charge of public relations for the Company and Robert Marks Co. Inc. is an affiliate of NFC.

2.    Less than 1%

                              PLAN OF DISTRIBUTION

      The Company will not receive any proceeds from this Offering. The Shares may be offered from time to time in transactions on the Nasdaq, in negotiated transactions not on the Nasdaq, or a combination of such methods of sale, at fixed prices which may be changed, at market prices prevailing at the time of sale, at prices relating to prevailing market prices or at negotiated prices. The Selling Shareholders may effect such transactions by selling the Shares to or through broker/dealers, and such broker/dealers may receive compensation in the form of discounts, concessions or commissions from the Selling Shareholders and/or the purchasers of the Shares for whom such broker/dealers may act as agents or to whom they sell as principals, or both (which compensation as to a particular broker/dealer might be in excess of customary commissions). The Selling Shareholders and any broker/dealers or agents that may participate in the distribution of the Shares may be deemed to be "underwriters" under the Securities Act and any profit on the sale of the Shares by them and any discounts, commissions or concessions received by any such broker/dealers or agents might be deemed to be underwriting discounts and commissions under the Securities Act.

      At the time a particular offer of the Shares is made, to the extent required, a Prospectus Supplement will be distributed which will set forth the number of Shares being offered, the names of the Selling Shareholders, the public offering price, the names of any broker/dealers or agents, and any applicable commissions or discounts with respect to any particular offer.

      In order to comply with the applicable securities laws of certain states, if any, the Shares will be offered or sold through registered or licensed brokers or dealers in those states. In addition, in certain states the Shares may not be offered or sold unless they have been registered or qualified for sale in such states or an exemption from such registration or qualification requirement is available and such offering or sale is in compliance therewith.

      Under applicable rules and regulations under the Exchange Act, any person engaged in a distribution of securities may not simultaneously engage in market making activities with respect to such securities for a period of two business days prior to the commencement of such distribution. In addition and without limiting the foregoing, the Selling Shareholders will be subject to applicable provisions of the Exchange Act and the rules and regulations thereunder, including, without limitation, Rules 10b-2, 10b-5, 10b-6 and 10b-7, in connection with transactions in the Shares during the effectiveness of the Registration Statement of which this Prospectus is a part. All of the foregoing may affect the marketability of the Shares.

      The Company will pay all of the expenses, including, but not limited to, fees and expenses of compliance with state securities or "blue sky" laws, incident to the registration of the Shares other than selling commissions. The expenses payable by the Company are estimated to be $1,000.00.

               LIMITATION OF DIRECTORS' LIABILITY; INDEMNIFICATION

      The Company's Certificate of Incorporation limits the liability to the Company of individual directors for certain breaches of their fiduciary duty to the Company. The effect of this provision is to eliminate the liability of directors for monetary damages arising out of their failure, through negligent or grossly negligent conduct, to satisfy their duty of care, which requires them to exercise informed business judgment. The liability of directors under the federal securities laws is not affected. A director may be liable for monetary damages only if a claimant can show a breach of the individual director's duty of loyalty to the Company, a failure to act in good faith, intentional misconduct, a knowing violation of the law, an improper personal benefit or an illegal dividend or stock purchase.

      The Company's Certificate of Incorporation also provides that each director or officer of the Company serving as a director or officer shall be indemnified and held harmless by the Company to the fullest extent authorized by the General Business Corporation Law, against all expense, liability and loss (including attorneys fees, judgments, fines, Employee Retirement Income Security Act, excise taxes or penalties and amounts paid or to be paid in settlement) reasonably incurred or suffered by such person in connection therewith.

      Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers or persons controlling the registrant pursuant to the foregoing provisions, the registrant has been informed that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable.

                                  LEGAL MATTERS

      The validity of the securities offered hereby will be passed upon for the Company by Morse, Zelnick, Rose & Lander, LLP, 450 Park Avenue, Suite 902, New York, New York 10022. Members of the firm beneficially own on aggregate of 60,000 shares of the Company's Class A Common Stock, Par Value $.001 per share.

                                     EXPERTS

      The audited financial statements included (incorporated by reference) in this prospectus and elsewhere in the registration statement have been audited by Arthur Andersen LLP, independent public accountants, as indicated in their reports with respect thereto, and are included herein in reliance upon the authority of said Firm as experts (or, as experts in accounting and auditing) in giving said reports.

      No dealer, salesperson or any other person has been authorized to give any information or to make any representation not contained in this Prospectus with respect to the offering made hereby. This Prospectus does not constitute an offer to sell or a solicitation of an offer to buy any of the securities offered hereby to any person or by anyone in any jurisdiction in which such offer or solicitation may not lawfully be made. Neither the delivery of this Prospectus nor any sale made hereunder shall, under any circumstances, create any implication that there has been no change in the 15,000 information set forth herein or in the Shares of Class A Common Stock business of the Company since the date hereof.

                                    Exhibits

Exhibit 23.1    Consent of Independent
                  Public Accountants

                             ----------------------

                                TABLE OF CONTENTS

                                                                            Page

Available Information .....................................................    3
Incorporation of Certain Documents
  by Reference ............................................................    4
The Company ...............................................................    4
Investment Considerations .................................................    5
Selling
Shareholders ..............................................................   14
Plan of Distribution.......................................................   14
Limitation of Directors' Liability;
  Indemnification..........................................................   15
Legal Matters..............................................................   15
Experts....................................................................   15

                                     15,000
                         Shares of Class A Common Stock

                          Hometown Auto Retailers, Inc.

                             ______________________

                                   PROSPECTUS
                             ______________________

                                  June 2, 2000